Exhibit 10.33

                              UREA SUPPLY CONTRACT
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This contract is made and entered into by and between  Shandong  Feida  Chemical
Technology Co., Ltd (hereinafter  referred to as Party A) and Shandong Bangsheng
Chemical  Co.,  Ltd  (hereinafter   referred  to  as  Party  B)  after  friendly
negotiation based on the principle of equality and mutual benefit on May 26, 2005. The specific terms and conditions are stipulated as follow:

I. Commodity Name: Feida Brand carbamide urea; Monthly supply quantity: 1,000 tons (for the moment); Price (including transportation expenses): RMB1,698 (one thousand six hundred and ninety eight) yuan per ton, and value-added tax invoices will be produced and delivered. And the price shall fluctuate in line with market conditions.

II.   Method of Payment

In principle, the mode of payment shall be cash on delivery; the longest term for delaying payment shall not be more than 30 days.

III.  Place of Delivery: The Warehouse for Triamine of Party B
IV. If Party B fails to pay the payment for goods on time, and as a result, Party A can't supply the goods on time, Party A shall assume no liabilities; if Party A fails to supply the goods on time due to reasons of its own, Party A shall assume all responsibilities shall take full liabilities.
V. Party A warrants that the quality of its products is up to the National Standard of the production under this contract.

VI. The period of validity of this contract is one full year. VII. This contract shall become effective upon the signing of both parties.

PARTY A:                PARTY B:

Shandong Feida Chemical Technology              Shandong Bangsheng Chemical Co.,
Co., Ltd                                        Ltd

/s/ Li Gang                                      /s/ Wang Jiaofang
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AUTHORIZED SIGNATURE:                           AUTHORIZED SIGNATURE: